Exhibit 5.1

Diginex Limited c/o - Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D:	+852 3656 6054 +852 3656 6061
	E:	nathan.powell@ogier.com florence.chan@ogier.com

	Reference:	FYC/AGC/504662.00002

24 January 2026

Dear Sirs

Diginex Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments and supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended on or about the date hereof. The Form S-8 relates to the registration of 43,200,000 ordinary shares of par value US$0.00005 each (the ESOP Shares) to be issued by the Company pursuant to the amended and restated 2024 omnibus incentive plan of the Company as approved by the board of directors of the Company and the shareholders of the Company (the Equity Incentive Plan).

We are furnishing this opinion as Exhibit 5.1 and Exhibit 23.2 to the Form S-8.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in paragraph 1 below. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 26 January 2024 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the amended and restated memorandum and articles of association of the Company as adopted by special resolutions of the Company passed on 22 October 2024 with effect from 22 January 2025 (the Memorandum and Articles);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Rachel Huang** Janice Chu** Zhao Rong Ooi† Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales † admitted in Singapore ‡ not ordinarily resident in Hong Kong

(c)	the register of directors and officers of the Company dated 17 January 2025 (the ROD);

(d)	the shareholder list of the Company provided to us on 22 December 2025 (the ROM, and together with the ROD, the Registers);

(e)	the written resolution of all directors of the Company dated 15 July 2024 and 28 July 2024, respectively, approving, among other things, the Company’s adoption and amendment of Equity Incentive Plan, and the written resolution of all directors of the Company dated 23 January 2026 ratifying the appointment of administrator of the Plan (the Board Resolutions);

(f)	the written resolution of all shareholders of the Company dated 15 July 2024 and 28 July 2024, respectively, approving, among other things, the Company’s adoption and amendment of Equity Incentive Plan (the Shareholder Resolutions, together with the Board Resolution, the Reviewed Resolutions);

(g)	the email from Carnel Geddes dated 22 January 2026 confirming the determination of compensation committee of the board of directors of the Company to adjust the Maximum Cap (as defined in the Plan);

(h)	the certificate from a director of the Company dated 23 January 2026 as to certain matters of fact (the Director’s Certificate);

(i)	the Form S-8; and

(j)	the Equity Incentive Plan as exhibited to the Form S-8.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Registers, the Director’s Certificate and the Equity Incentive Plan is accurate, complete and up-to-date (as the case may be) as at the date of this opinion;

(e)	the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the documents are true and correct copies and the documents in every material respect to the latest drafts of the same produced to us and, where the documents have been provided to us in successive drafts marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	the Reviewed Resolutions have been duly passed in accordance with the Company’s articles of association then in effect and remains in full force and effect;

(h)	each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Equity Incentive Plan, and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Equity Incentive Plan which has not been properly disclosed in the Board Resolutions;

(i)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets;

(j)	the maximum number of shares which the Company is required to issue under the Equity Incentive Plan to fulfil its obligation will not exceed the Company’s authorised share capital then in place;

(k)	the consideration payable for each ESOP Share shall be no less than the par value of the ESOP Shares; and

(l)	there is nothing under any law (other than the laws of the Cayman Islands), that would or might affect the opinions herein.

3	Opinions

On the basis of the examination of the documents and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Authorised Share Capital

(a)	The authorised share capital of the Company is US$50,000 divided into 960,000,000 ordinary shares of par value US$0.00005 each and 40,000,000 preferred shares of par value US$0.00005 each.

Valid Issuance of ESOP Shares

(b)	(i) The ESOP Shares to be issued under the Equity Incentive Plan have been duly authorised by all necessary corporate actions of the Company under the Memorandum and Articles; (ii) upon the issuance and delivery of the ESOP Shares in accordance with the Memorandum and Articles, the Reviewed Resolutions and the terms of the Equity Incentive Plan; and (iii) once consideration of not less than the par value per ESOP Share is fully paid in accordance with the Equity Incentive Plan to the Company, the ESOP Shares will be validly issued, fully paid and non-assessable.

(c)	Once the register of members of the Company has been updated to reflect the issuance of the ESOP Shares, the shareholders recorded in the register of members of the Company will be deemed to have legal title to the shares of the Company set out against their respective name.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Equity Incentive Plan to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Form S-8.

This opinion may be used only in connection with the Form S-8 while the Equity Incentive Plan is effective.

Yours faithfully

Ogier